UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2023

RISE GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

650-669 Howe Street
 Vancouver, British Columbia, Canada V6C 0B4
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (604) 260-4577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Rise Gold Corp. ("Rise" or the "Company") has entered into a consulting agreement (the "Agreement") with an effective date as of September 23, 2023 (the "Effective Date") with Mount Arvon Partners LLC (the "Consultant") and Joseph Mullin, the owner of the Consultant, pursuant to which the Company has engaged the Consultant to provide consulting services to the Company, including providing the services of Mr. Mullin on a 50% time commitment basis as the Company's Chief Executive Officer and President and, upon being elected or appointed as such, Director, of the Company. The term of the Agreement will be on a month-to-month basis unless extended at any time by mutual agreement of the parties.

The Agreement provides that the Consultant shall be paid a monthly consulting fee of $11,000 and may also be paid discretionary bonuses in cash and/or stock if approved by the Company's Board of Directors. The Company will reimburse the Consultant for reasonable travel and other business expenses incurred by the Consultant in the performance of services under the Agreement, provided that any such expenses totaling more than $4,500 in any calendar month must be preapproved by the Board of Directors.

In addition, the Agreement provides that the Consultant will be granted stock options and/or restricted stock units ("RSUs") in accordance with the Company's stock option plan, subject to the approval of the Board of Directors and in accordance with the policies of the stock exchange on which the Company's shares are traded (the "Exchange"), and that all incentive awards granted to the Consultant will immediately become fully vested and exercisable on a change of control of the Company, subject to Exchange policies. The amount of the options and/or RSUs to be granted shall be targeted at 4% of the Company's shares on a fully diluted basis, with 1% vesting on the Effective Date and an additional 0.5% vesting at the beginning of each of the first six calendar quarters following the Effective Date to the extent the Agreement remains in force. To the extent that the Company is not able to issue the full targeted amount of options and/or RSUs on the Effective Date, the Company has agreed to provide the Consultant with a "make whole" bonus to cover the value of the shortfall up to a maximum of $1 million.

The Consultant may terminate the Agreement at any time upon 30 days' written notice to the Company. If the effective date of such a termination is at least 12 months after the Effective Date, the Consultant will be entitled to receive additional compensation. Additional compensation ("Additional Compensation"), which is based on market capitalization benchmarks determined at the date of termination, is as follows:  Three months' compensation if the Company's market capitalization exceeds $5 million, plus an additional six months' compensation if the Company's market capitalization exceeds $10 million, plus an additional six months' compensation if the Company's market capitalization exceeds $20 million, plus an additional eighteen months' compensation if the Company's market capitalization exceeds $30 million.

The Company may terminate the Agreement at any time without cause immediately after delivery of written notice to the Consultant, provided that the Company pays the Consultant three months' compensation plus any Additional Compensation as described above.  In the event of such a termination, the Consultant will also be entitled to exercise any vested stock options by the earlier of (i) the expiry date of the stock options, or (ii) 90 days from the termination date of the Agreement, unless another date is mutually agreed upon.

Subject only to any contrary agreement being established between the Company and the Consultant, if there is a change of control of the Company, the Consultant may receive, at the Consultant's option, upon the final court order and in advance of closing in a plan of arrangement, or after shareholder and court approval and within a three-month period of the change of control, the following additional compensation:  Three months' compensation, plus an additional three months' compensation if the change of control occurs when the Company's market capitalization exceeds $5 million, plus an additional six months' compensation if the change of control occurs when the Company's market capitalization exceeds $10 million, plus an additional six months' compensation if the change of control occurs when the Company's market capitalization exceeds $20 million, plus an additional eighteen months' compensation if the change of control occurs when the Company's market capitalization exceeds $30 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 6, 2023

RISE GOLD CORP.

/s/ Joseph Mullin
Joseph Mullin
President and CEO